Exhibit 10.1





                                   NIKE, INC.
                           DEFERRED COMPENSATION PLAN
               (Amended and Restated Effective January 1, 2005)























                                Prepared by:

                              Lane Powell P.C.
                      601 S.W. Second Avenue, Suite 2100
                           Portland, Oregon 97204
                              (503) 778-2100




                  NIKE, INC. DEFERRED COMPENSATION PLAN
                      January 1, 2005 Restatement

                          TABLE OF CONTENTS


RECITALS                                                                 1
ARTICLE I TITLE AND DEFINITIONS                                          2
1.1     Title                                                            2
1.2     Definitions                                                      2
ARTICLE II  PARTICIPATION                                                8
2.1     Participation                                                    8
ARTICLE III DEFERRAL OF COMPENSATION                                     9
3.1     Participant Elections to Defer Compensation                      9
3.2     Director's 1999 Transition Election                             10
3.3     Company or Participating Employer Contributions                 10
3.4     Deferral of Long Term Incentive Payments                        11
3.5     Investment Elections                                            14
ARTICLE IV ACCOUNTS                                                     15
4.1     Participant Accounts                                            15
ARTICLE V VESTING                                                       16
5.1     Compensation Deferrals                                          16
5.2     Company or Participating Employer Contributions                 16
5.3     Director's 1999 Transition Retirement Plan Investments          16
ARTICLE VI DISTRIBUTIONS                                                16
6.1     Termination of Service Due to Retirement, Disability or Death   16
6.2     Termination of Service For Reasons Other Than Retirement,
        Disability, or Death                                            18
6.3     Scheduled Withdrawals                                           18
6.4     Unscheduled Withdrawals Due to Financial Emergency              19
6.5     Change of Control                                               20
6.6     Section 162(m) Limitation                                       20
6.7     Inability To Locate Participant                                 20
ARTICLE VII ADMINISTRATION                                              21
7.1     Retirement Committee                                            21
7.2     Retirement Committee Action                                     21
7.3     Powers and Duties of the Retirement Committee                   21
7.4     Trustee Duties                                                  23
7.5     Company Duties                                                  23
ARTICLE VIII CLAIMS PROCEDURE                                           23
8.1     Submission of Claim                                             23
8.2     Denial of Claim                                                 23
8.3     Review of Denied Claim                                          24
8.4     Decision upon Review of Denied Claim                            24







                                     i

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                                                                      Page

ARTICLE IX MISCELLANEOUS                                                24
9.1     Unsecured General Creditor                                      24
9.2     Restriction Against Assignment                                  24
9.3     Withholding                                                     25
9.4     Amendment, Modification, Suspension or Termination              25
9.5     Governing Law                                                   25
9.6     Entire Agreement                                                25
9.7     Receipt or Release                                              25
9.8     Payments on Behalf of Persons Under Incapacity                  26
9.9     No Employment Rights                                            26
9.10    Headings, etc.  Not Part of Agreement                           26
9.11    Tax Liabilities from Plan                                       26

                                     RECITALS

Effective January 1, 1998, NIKE, Inc. (the "Company") combined its Supplemental Executive Savings Plan and its Supplemental Executive Profit Sharing Plan into a single plan, which was renamed the NIKE, Inc. Deferred Compensation Plan (the "Plan"). The Company subsequently amended and restated the Plan, effective as of January 1, 2000, January 1, 2003, and June 1, 2004.

On October 3, 2004, the U.S. Congress enacted the American Jobs Creation Act of 2004 ("AJCA"). Among other things, the AJCA modified the tax rules applicable to non-qualified deferred compensation plans, such as the Plan.

The Company wishes to amend and restate the Plan to bring the Plan into compliance with AJCA requirements and to provide for transition rules as permitted by the AJCA and guidance issued by the Department of Treasury, including but not limited to Notice 2005-1. This restatement applies only to amounts deferred in taxable years beginning after December 31, 2004. No amendment to the June 1, 2004 Plan restatement is made or intended for amounts deferred prior to January 1, 2005. An amount is considered to be deferred after December 31, 2004 if:

         - the Participant first acquires a legally binding right to be paid the amount (determined without regard to any deferral election by the Participant) after December 31, 2004; or

         - the amount is still subject to a substantial risk of forfeiture after December 31, 2004.

Amounts deferred prior to January 1, 2005, including earnings on such amounts, are subject to the rules of the June 1, 2004 restatement of the Plan.

Under the Plan, the Company is obligated to pay vested accrued benefits to Plan Participants and their Beneficiary or Beneficiaries from the Company's general assets.

In connection with the Plan, the Company has established an irrevocable trust (the "Trust"). The Company intends to make contributions to the Trust so that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement. The amounts contributed to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan in accordance with the procedures set forth herein. The Trust is a "grantor trust," with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.

The assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

The existence of the Trust shall not alter the characterization of the Plan as "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall not be construed to provide income to




Plan Participants prior to actual payment of the vested accrued benefits under the Plan.

NOW THEREFORE, the Company does hereby adopt this amended and restated Plan as follows:


                                  ARTICLE I
                            TITLE AND DEFINITIONS

1.1     Title

This Plan shall be known as the NIKE, Inc. Deferred Compensation Plan.

1.2     Definitions

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

        (a) "Account" means for each Participant the bookkeeping account maintained by the Retirement Committee that is credited with amounts equal to (1) the portion of the Participant's Salary that he or she elects to defer, (2) the portion of the Participant's Bonus that he or she elects to defer, (3) the portion of the Participant's Incentive Payments that he or she elects to defer, (4) the portion of the Participant's Fees that he or she elects to defer, (5) the portion of the Participant's Long Term Incentive Payment that he or she elects to defer, (6) Company or Participating Employer contributions, if any, made to the Plan for the Participant's benefit, and (7) adjustments to reflect deemed earnings pursuant to
        Section 4.1(e).

        (b) "Actuarial Equivalent" means the actuarial present value determined by the actuary appointed by the Company, in accordance with generally accepted actuarial principles, with a discount for mortality using the 1983 Group Annuity Mortality Table and a discount for interest at the 30-year Treasury rate for July 1999 (5.98%).

        (c) "Annual Election Period" means the period designated each year during which Participants submit their elections to defer
        Compensation.   Unless modified by the Retirement Committee, the
        Annual Election Period shall end not later than November 30 of the year immediately preceding the beginning of the Plan Year for which the deferral elections made during the Annual Election Period shall be in effect.

        (d) "Beneficiary" or "Beneficiaries" means the beneficiary last designated in writing by a Participant in accordance with procedures established by the Retirement Committee to receive the benefits specified hereunder in the event of the Participant's death. No Beneficiary designation shall become effective until it is filed with the Retirement Committee during the Participant's lifetime.




        (e) "Board of Directors" or "Board" means the Board of Directors of the Company.

        (f) "Bonus" means any cash-based incentive compensation (other than Incentive Payments and Long Term Incentive Payments) that is payable to a Participant in addition to the Participant's Salary and that satisfies either (1) or (2):

               (1)  is Performance Based Compensation; or

               (2) is attributable solely to services performed in the calendar year following the calendar year containing the Annual Election Period during which the Participant elected to defer the Bonus.

        (g)   "Change of Control" means any of the following:

               (1) The purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent or more of either the total fair market value of the outstanding shares of Class A and Class B common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally.

               (2) The purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Act, or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of forty percent or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally.

               (3) A sale or other transfer of all or substantially all of the Company's assets to a person, entity, or group of persons, within the meaning of Section 13(d) or 14(d) of the Act, or any comparable successor provisions. A transfer of assets is not treated as a Change of Control if the assets are transferred to:

                      (A) a Company shareholder (immediately before the asset transfer) in exchange for or with respect to its stock;

                      (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

                      (C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of the outstanding stock of the Company;



                      (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (C).

         (h)   "Code" means the Internal Revenue Code of 1986, as amended.

         (i) "Company" means NIKE, Inc. and any successor corporation to NIKE, Inc.

         (j)   "Company Stock" means NIKE, Inc. Class B common stock.

         (k) "Compensation" means the Salary, Bonus, Incentive Payments, and Fees that the Participant earns for services rendered to the Company or a Participating Employer. For purposes of Sections 6.3,
         6.4 and 7.5 only, "Compensation" also includes Long Term Incentive Payments.

         (l) "Consultant" means any person, including an advisor but excluding Directors, engaged by the Company or a Participating Employer to render services to the Company or a Participating Employer and designated by the Retirement Committee as eligible to participate in the Plan.

         (m)   "Director" means a non-Employee member of the Board.

         (n) "Director's 1999 Transition Retirement Benefit" means the Actuarial Equivalent of the Director's Retirement Annuity as determined on September 1, 1999, divided by the fair market value of Company stock on September 1, 1999, and stated in units representing shares of Company Stock.

         (o) "Director's Retirement Annuity" means the projected annual retirement benefit payable to a Retired Director in the amount of eighteen thousand dollars ($18,000), reduced proportionately for each year of service completed as a Director less than ten (but with no benefit if five or fewer years of service).

         (p) "Disability" means a Participant's long-term disability as defined in the Company's or Participating Employer's long-term disability plan for employees.

         (q) "Distributable Amount" means the amount credited to a Participant's Account.

         (r) "Distribution Event" means, with respect to each Participant, the Participant's termination of Service for any reason, including Retirement, death or Disability, or the date of a Scheduled or Unscheduled Withdrawal. A Participant's Distribution Event election shall be made in writing at such time, on such form and subject to such terms and conditions as the Retirement Committee may specify.

         (s) "Election Period" means the period designated under this Plan when Participants submit their elections to defer Compensation and/or Long Term Incentive Payments. The term Election Period includes the Initial Election Period and any Annual Election Period.

         (t) "Eligible Employee" means any Employee who is designated in writing as eligible to participate in the Plan by the Retirement Committee from among a select group of management or highly-compensated Employees of the Company or a Participating Employer.

         (u) "Employee" means a common law employee of the Company or a Participating Employer performing services regularly in the United States or, if not performing services regularly in the United States, a common law employee of the Company or Participating Employer who is on U.S. payroll and participating in a Company-sponsored Global Transfer Program.

         (v) "Fees" means, (i) in the case of non-Employee members of the Board, annual cash fees paid by the Company, including retainer fees, Retirement Committee fees and meeting fees, paid by the Company as compensation for serving on the Board, and (ii) in the case of any other non-Employee service provider, the cash fees paid to such individual for services rendered to the Company.

         (w) "Fund" or "Funds" means one or more of the investment funds selected by the Retirement Committee pursuant to Section 3.5.

         (x) "Incentive Payment" means that portion of Compensation that is variable and is directly related to a Participant's sales performance. Long Term Incentive Payments are not included in Incentive Payments for purposes of the Plan.

         (y) "Initial Election Period" means the 30-day period following an individual's designation as an Eligible Employee, Director or Consultant.

         (z) "Investment Return" means, for each Fund, an amount equal to the pre-tax rate of gain or loss on the assets of such Fund (net of applicable fund and investment charges) from one Valuation Date to the immediately following Valuation Date.

         (aa)   "Long Term Incentive Payment" means:

                (1) an amount payable to a Participant under the Long Term Incentive Plan;

                (2) for payments made on or after August 1, 2004, an amount payable to a Participant under a plan or program established by a Participating Employer, and approved by the Company, to provide incentives to Employees of the Participating Employer to attain specified performance targets over a multi-year period;

                (3) an amount payable under the NIKE, Inc. 1990 Stock Incentive Plan pursuant to an award with terms similar to awards made under the Long Term Incentive Plan; and








                (4) an amount payable under a Long Term Incentive Award Agreement (Mid-Plan Grant), pursuant to an award made on terms similar to awards made under the Long Term Incentive Plan.

         (bb) "Long Term Incentive Plan" means the Long Term Incentive Plan of NIKE, Inc., as amended from time to time.

         (cc) "Participant" means any Consultant, Director or Eligible Employee who elects to defer Compensation in accordance with Section 3.1.

         (dd) "Participating Employer" means an entity directly or indirectly controlled by the Company or in which the Company has a significant equity or investment interest, which the Retirement Committee has designated as a Participating Employer in this Plan.


         (ee)   "Payment Commencement Date" means:

                 (1) in the case of distributions which are paid in the form of a single cash lump sum under Sections 6.1 or 6.2, as soon as administratively practicable after the end of the calendar quarter during which the Participant terminates Service;

                 (2) in the case of distributions which are paid in the form of quarterly installments under Section 6.1(b), on or before the January 31 following the Plan Year during which the Participant terminates Service;

                 (3) in the case of distributions on account of Plan termination, distributions otherwise payable under (1) or
                 (2) may be subject to earlier distribution at the discretion of the Committee, to the extent that earlier distribution would not result in additional tax under Section 409A of the Code.

        If the Participant holds the position of Vice President of the Company or a Participating Employer, or a higher position, and the distribution is made on account of the Participant's termination of Service (for a reason other than death or Disability), the Payment Commencement Date may not be earlier than six months after the date of the Participant's termination of Service.

       (ff) "Performance Based Compensation" means payments to an individual that are contingent on the satisfaction of pre-established organizational or individual performance criteria measured during a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered to be "pre-established" if established in writing no later than 90 days after the start of the performance period, provided that attainment of the performance criteria is substantially uncertain at the time the criteria are established. Performance Based Compensation does not include any amount that an individual is entitled to receive regardless of whether performance goals are attained.

       (gg) "Plan" means the NIKE, Inc. Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

       (hh)   "Plan Year" means the calendar year.

       (ii) "Predecessor Plans" means the NIKE, Inc. Supplemental Executive Savings Plan and the NIKE, Inc. Supplemental Executive Profit Sharing Plan.

       (jj) "Profit Sharing Plan" means the 401(k) Savings and Profit Sharing Plan for Employees of NIKE, Inc.

       (kk) "Retirement" means the Participant's termination of employment if at the time thereof the Participant has completed at least sixty
       (60) whole months of Service.

       (ll) "Retired Director" or "Director's Retirement" means the cessation of a Director's services on the Board on or after age 65 with ten (10) years of service, but no later than age 72 if the Director commenced service as a Director after the Company's 1993 fiscal year.

       (mm) "Retirement Committee" means the Retirement Committee appointed by the Board to administer the Plan in accordance with Article VII. Unless specified otherwise by the Board, the "Retirement Committee" shall mean the Retirement Committee established under the Profit Sharing Plan.

       (nn) "Salary" means the Employee's base salary for the Plan Year. Salary excludes any other form of compensation such as restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowance, adjustments for overseas employment other than the 12.5% transfer premium, or any other amounts included in an Eligible Employee's taxable income that is not compensation for services. Deferral elections shall be computed before taking into account any reduction in taxable income by salary reduction under Code Sections 125 or 401(k), or under this Plan.

       (oo) "Service" means performance of services for the Company (including any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, as determined by the Company for purposes of this
       Plan) or a Participating Employer as an Employee, Director or Consultant.

       (pp) "Valuation Date" means each date on which Accounts are valued. The Retirement Committee shall establish the Valuation Dates under the Plan.

       For purposes of determining the value of each Participant's Account balance, the Valuation Date means each day that the New York Stock Exchange is open for trading.



       For purposes of Unscheduled Withdrawals (Unforeseeable Emergencies), the Valuation Date means the date the Retirement Committee approves a request for an Unscheduled Withdrawal.

       For purposes of calculating lump sum payments under Section 6.1 or 6.2, the Valuation Date means the last day of the calendar quarter preceding the Payment Commencement Date.

       For purposes of calculating the dollar amount of quarterly installment payments, the Valuation Date means the December 31 immediately preceding the year in which the installments are paid. As of the last day of each calendar quarter of each year in which installments are paid, the dollar amount of the quarterly installment payment will be deducted from the Participant's Account based on the value of the Participant's deemed investments on the last day of the calendar quarter.

       For purposes of determining the amount of the final installment payment, the Valuation Date means the December 31 of the Plan Year in which the final installment payment is made. The final installment payment will be equal to the Participant's remaining Account balance as of the Valuation Date.

       Any valuation under this Plan shall be based on the closing market prices of the investment Funds on the applicable Valuation Date or, if the Valuation Date is not a day on which the New York Stock Exchange is open for trading, the preceding such trading day.

       Payment amounts and deductions from Accounts are based on asset values as of the Valuation Date even though actual payments to the Participant may be delayed for an administratively reasonable period of time to allow for processing and reporting of payments and withholding of applicable taxes.


                                ARTICLE II
                              PARTICIPATION

2.1     Participation

An Eligible Employee, Director or Consultant shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1.
















                              ARTICLE III
                        DEFERRAL OF COMPENSATION

3.1     Participant Elections to Defer Compensation

        (a) Initial Eligibility. Each Eligible Employee, Director or Consultant may elect to defer Compensation by filing an election with the Retirement Committee that conforms to the requirements of this
        Section 3.1, on a form provided by the Retirement Committee, no later than the last day of his or her Initial Election Period. An election to defer Salary, Incentive Payments or Fees made during an Initial Election Period shall be effective as to Salary, Incentive Payments, and Fees earned beginning with the first pay period beginning after the Initial Election Period. Employees who first became Eligible Employees during a Plan Year may make an election to defer Bonuses payable in subsequent Plan Years by making deferral elections in accordance with subsection 3.1(c).

        (b) Automatic Continuation of Deferral Elections. A Compensation deferral election made under this Section 3.1 shall remain in effect, notwithstanding any change in the Participant's Compensation, until modified or terminated at a subsequent Annual Election Period or as otherwise provided herein.

        (c)   Deferral Elections After Initial Election Period.

             (1) Irrevocable During Plan Year. Once a Compensation deferral election has taken effect, the Participant's Compensation deferral election shall be irrevocable for the remainder of the Plan Year. However, for the 2005 Plan Year only, a Participant may irrevocably elect at any time during the 2005 Plan Year to reduce the percentage to be deferred from Salary, Incentive Payments, and Fees earned in the remainder of the 2005 Plan Year to zero.

             (2) Subsequent Plan Years. Subject to the minimum deferral requirement of subsection (d) of this Section, the percentage of Salary, Bonus, Incentive Payments and Fees designated by the Participant for deferral may be modified by filing a new election with the Retirement Committee during an Annual Election Period.

             (3) Special Election Period for 2005. On or before March 15, 2005, a Participant may elect to defer Compensation for services performed during the 2005 Plan Year, provided that the amounts to which the deferral election relates have not been paid or made available at the time of the election.

             (4) Performance Based Compensation. An election to defer Performance Based Compensation must be made and become irrevocable (A) no later than six months before the last day of the period over which a Participant's performance is measured and (B) before the compensation has become both substantially certain to be paid and readily ascertainable.

        (d)   Amount of Deferral.

              (1) Maximum Deferral. The maximum amount of Compensation that an Eligible Employee, Director or Consultant may elect to defer is as follows:

                    (A)  Any whole percentage of Salary up to 100%;
                    (B)  Any whole percentage of Bonus up to 100%;
                    (C) Any whole percentage of Incentive Payments up to 100%;
                    (D)  Any whole percentage of Fees up to 100%;

              provided, however, that no election under this Section 3.1 shall be effective to reduce the Compensation paid to an Eligible Employee to an amount that is less than the amount necessary to pay applicable employment taxes (e.g., FICA and Medicare contributions) payable with respect to amounts deferred hereunder, amounts necessary to satisfy any other benefit plan withholding obligations, any resulting income taxes payable with respect to Compensation that cannot be so deferred, and any amounts necessary to satisfy any wage garnishment or similar type obligations.

             (2) Minimum Deferrals. For each full Plan Year during which an Eligible Employee is a Participant, the minimum dollar amount that may be deferred under this Section 3.1 is $5,000. The minimum deferral is $1,000 in the case of Directors and Consultants.

       (e) Termination of Deferral Election. A Participant's deferral election shall terminate with respect to future Compensation upon the Participant's ceasing to be an Eligible Employee, Director or Consultant.

3.2 Director's 1999 Transition Election. Any Director as of September 1, 1999, shall have made an election on or before September 24, 1999, to either remain eligible for the Director's Retirement Annuity or to convert such annuity to the Director's 1999 Transition Retirement Benefit, in either case such benefit not payable until the Director's Retirement. In the event an electing Director converted the Director's Retirement Annuity, such election shall be irrevocable and paid as provided herein.

3.3     Company or Participating Employer Contributions

       (a) Eligibility. An Eligible Employee who qualifies for a contribution for a Plan Year under the Profit Sharing Plan (or a Participating Employer's qualified retirement plan, if applicable) shall be eligible for a Company or Participating Employer contribution under this Plan for such Plan Year if he or she either (i) makes a Deferral Election under 3.1 for the Plan Year, or (ii) receives compensation under the Profit Sharing Plan (or Participating Employer's qualified retirement plan, if applicable) exceeding the Code [section] 401(a)(17) limit of $200,000 (as indexed) for its Plan Year, or both.

       (b) Contribution. An Eligible Employee who is eligible under subsection 3.3(a) shall be credited with a "Restoration Amount" for each Plan Year. "Restoration Amount" means the amount by which the Eligible Employee's allocated share of the "Profit Sharing Contribution" (as defined in the Profit Sharing Plan or the Participating Employer's qualified retirement plan) for the corresponding Plan Year under the Profit Sharing Plan or Participating Employer's qualified retirement plan would be higher if calculated on the basis of Compensation as defined in this Plan (i) determined before any reduction for deferral of Compensation under this Plan; and
       (ii) without regard to the Code [section] 401(a)(17) limit.

       (c) Discretionary Contributions. In addition to contributions in accordance with Section 3.3(b), the Company or Participating Employer may, in its sole discretion, make discretionary contributions to the Accounts of one or more Participants at such times and in such amounts as the Board, the Participating Employer or the Retirement Committee may determine. At the time that the Company or Participating Employer specifies the amount of the Discretionary Contribution, the Company or Participating Employer must also specify (1) the time and form of payment of the Discretionary Contribution; and (2) the vesting schedule, if any, applicable to the Discretionary Contribution. A Participant may change the time and form of payment of the Discretionary Contribution only if his or her change is filed with the Retirement Committee at least twelve months prior to his or her Payment Commencement Date and the first payment made under the newly elected form of payment cannot be made sooner than five years after the Payment Commencement Date for the form of payment that the Participant has elected to change. For purposes of this subsection, the Payment Commencement Date for a series of installment payments is treated as the date on which the first of such installment payments would be made under the terms of this Plan.

       (d) Director's Retirement Contribution. In addition to any contributions made in accordance with Sections 3.3(a)-(c), the Company shall credit to the Accounts of any electing Director the number of shares of Company Stock equivalent to the electing Director's 1999 Transition Retirement Benefit. The Company may contribute such shares corresponding to the total of all the electing Director's benefits, at such time and in such amount as the Board or the Committee may determine, provided that any shares so contributed shall remain in the name of the Company (or any trust established by the Company for this purpose), and shall be its sole property in which no electing Director shall have any separable interest.

3.4     Deferral of Long Term Incentive Payments

       (a) Deferral Permitted. A Participant who is eligible for a potential Long Term Incentive Payment may elect to defer receipt of the Long Term Incentive Payment under the provisions of this Section
       3.4.  The deferral election shall be expressed as a percentage of the potential Long Term Incentive Payment, in a whole percentage between zero and 100.

       (b)   Timing of Deferral.

             (1) General Rule. Long Term Incentive Payments generally are made in August of each year, based on actual financial performance compared against targets established by the Company or Participating Employer for the Company's or Participating Employer's three preceding fiscal years. The three-year performance period ends on the last day of the Company's or Participating Employer's fiscal year. A Participant must make a deferral election no later than the November 30 (or such earlier date as the Retirement Committee may establish) of the calendar year preceding the calendar year in which the Long Term Incentive Payment (if any) is payable. In addition, the deferral election must be made (A) at least six months before the last day of the Company's or Participating Employer's fiscal year and (B) before the Long Term Incentive Payment has become both substantially certain to be paid and readily ascertainable. For example, for the Long Term Incentive Payment that is anticipated to be paid in August 2008, the deferral election would have to be made no later than November 30, 2007.

             (2)   Transition Rules.

                   (A) Deferral Elections. For Long Term Incentive Payments payable in 2005 and 2006, a Participant must make a deferral election no later than the December 31 (or such earlier date as the Retirement Committee may establish) of the second calendar year preceding the calendar year in which the Long Term Incentive Payment (if any) is payable. If a Participant made an election during the Annual Election Period in November 2005 to defer Long Term Incentive Payments anticipated to be made in August 2007, the Participant may make an election to defer an additional amount of the Long Term Incentive Payment for August 2007 during the Annual Election Period in November 2006. However, a Participant may not decrease or cancel his or her prior deferral election with respect to Long Term Incentive Payments, except as provided in the case of an unforeseeable financial emergency.

                   (B) Time and Form of Distribution. During the Annual Election Period in November 2006, a Participant may change the time and/or form of distribution for the Long Term Incentive Payments that are subject to a deferral election made in November 2005 (and that will be credited to the Participant's Account in August 2007). This election applies only to amounts that would not otherwise be payable in 2006 and cannot cause an amount to be paid in 2006 that would not otherwise be payable in 2006.





             (3) Long Term Incentive Award Agreement (Mid-Plan Grant). A Long Term Incentive Award Agreement (Mid-Plan Grant) may be used to provide incentive compensation similar to an award under the Long Term Incentive Plan when an Employee is not eligible for the Long Term Incentive Plan as of the eligibility cut-off date for a particular three-year performance measuring period. An Eligible Employee may elect to defer payment made pursuant to the Long Term Incentive Award Agreement (Mid-Plan Grant) as if the payment were received under the Long Term Incentive Plan, provided that the Long Term Incentive Award Agreement (Mid-Plan Grant) qualifies as Performance Based Compensation. Any election to defer payment under the Long Term Incentive Award Agreement (Mid-Plan Grant) must be made no later than the November 30 (or such earlier date as the Retirement Committee shall establish) of the calendar year preceding the calendar year in which an amount under the Long Term Incentive Award Agreement (Mid-Plan Grant) is payable. In addition, the deferral election must be made (A) at least six months before the last day of the Company's or Participating Employer's fiscal year and (B) before the Long Term Incentive Payment has become both substantially certain to be paid and readily ascertainable.

             (4) Interim Payouts. If the Company or a Participating Employer provides for potential interim payouts of Long Term Incentive Payments at the end of the first fiscal year of a multi-year award period, then a Participant may make a deferral election with respect to such a potential first year interim payout at any time at least 6 months prior to the last day of the period for which the Participant's performance is evaluated for purposes of calculating the amount of the interim payout, provided that (A) the performance measuring period is at least 12 months long and (B) the election is made before the interim payout is both substantially certain to be paid and readily ascertainable.

       (c) Form of Deferral. In order to defer Long Term Incentive Payments into this Plan, the Participant must irrevocably agree to receive the Long Term Incentive Payment in the form of cash and not as Company stock.

       (d)   Duration of Deferral Election.  A deferral election under this
       Section 3.4 shall remain in effect from year to year until modified or terminated as provided herein. The percentage of Long Term Incentive Payments designated by the Participant for deferral for future years may be modified by filing a new election, in accordance with the terms of this Section 3.4.

       (e) Irrevocable Election. Once the deadline established by the Retirement Committee for making or modifying a deferral election has passed, a Participant's election to defer receipt of a Long Term Incentive Payment under this Plan is irrevocable with respect to the Long Term Incentive Payment to which the deferral election relates.

       (f) Administration. Long Term Incentive Payments deferred under this section shall be accounted for as part of the Participant's Account and subject to the investment, distribution, and other provisions applicable to such Accounts.

3.5     Investment Elections

       (a) Hypothetical Investment Funds. The Retirement Committee may, in its discretion, provide each Participant with a list of investment Funds available for hypothetical investment, and the Participant may designate, in a manner specified by the Retirement Committee, one or more Funds in which his or her Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. The Retirement Committee may, from time to time, in its sole discretion select a commercially available fund to substitute for the Fund actually selected. The Investment Return of each such commercially available fund shall be used to determine the amount of earnings to be credited to Participants' Accounts under Section 4.1(e).

       (b) Deemed Investment Elections. In making the designation pursuant to this Section 3.5, the Participant may specify that all or any 1% multiple of his or her Account be deemed to be invested in one or more of the Funds offered by the Retirement Committee. Subject to such limitations and conditions as the Retirement Committee may specify, a Participant may change the designation made under this Section 3.5 in such manner and at such time or times as the Retirement Committee shall specify. If a Participant fails to elect a Fund under this
       Section 3.5, or if the Retirement Committee shall not provide Participants with a list of Funds pursuant to this Section 3.5, the Participant shall be deemed to have elected a money market fund.

       (c) No Company Obligation. The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be in the name of the Company, and shall be its sole property in which no Participant shall have any interest.

       (d) Director's Plan Investments. A 1999 Director's Transition Retirement Plan Subaccount shall be maintained on behalf of each Director participating in the Plan. The entirety of an electing Director's 1999 Transition Retirement Benefit shall be maintained in the 1999 Transition Retirement Plan Subaccount, reflecting the number of shares of Company Stock in which the electing Director is vested and entitled to under the Plan as his or her 1999 Transition Retirement Benefit. The number of units reflected in an electing Director's 1999 Transition Retirement Benefit subaccount shall be appropriately adjusted periodically to reflect any dividend, split, split-up or any combination or exchange, however, accomplished, with respect to the shares of Company Stock represented by such units.










                                ARTICLE IV
                                 ACCOUNTS

4.1     Participant Accounts

The Retirement Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant's Account may be further divided into separate subaccounts ("investment fund subaccounts"), corresponding to investment Funds selected by the Participant pursuant to
Section 3.5 or as otherwise determined by the Retirement Committee to be necessary or appropriate for proper Plan administration. A Participant's Account shall be credited as follows:

       (a) Salary, Incentive Payments and Fees Deferrals. As soon as practicable following the end of each applicable pay period, the Retirement Committee shall credit the investment fund subaccounts of the Participant's Account with an amount equal to Salary, Incentive Payments or Fees deferred by the Participant during each pay period in accordance with the Participant's election; that is, the portion of the Participant's deferred Salary, Incentive Payments or Fees that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

       (b) Bonus Deferrals. As soon as practicable after each Bonus or deferred portion of Bonus would have been paid to the Participant, the Retirement Committee shall credit the investment fund subaccounts of the Participant's Account with an amount equal to the portion of the Bonus deferred by the Participant's election; that is, the portion of the Participant's deferred Bonus that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

       (c) Company or Participating Employer Contribution. As soon as practicable after the last day of the Plan Year or such earlier time or times as the Retirement Committee may determine, the Retirement Committee shall credit the investment fund subaccounts of the Participant's Account with an amount equal to the portion, if any, of any Company or Participating Employer contribution made to or for the Participant's benefit in accordance with Section 3.3; that is, the portion of the Participant's Company or Participating Employer contribution, if any, that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount corresponding to that investment Fund.

       (d) Long Term Incentive Payments. As soon as practicable after Long Term Incentive Payments are declared and payable, the Committee shall credit the investment fund subaccounts of the Participant's Account with an amount equal to the portion of the Long Term Incentive Payment deferred by the Participant's election under Section 3.4.







       (e) Investment Returns. On each Valuation Date, each investment fund subaccount of a Participant's Account shall be adjusted for deemed Investment Returns in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the preceding Valuation Date by the Investment Return for the corresponding Fund selected by the Company.


                                 ARTICLE V
                                  VESTING

5.1 Compensation Deferrals. A Participant's Account attributable to Compensation and Long Term Incentive Payments deferred by a Participant pursuant to the terms of this Plan, together with any amounts credited to the Participant's Account under Section 4.1(e) with respect to such deferrals, shall be 100 percent vested at all times.

5.2 Company or Participating Employer Contributions. Unless specified otherwise by the Board, a Participating Employer or the Retirement Committee, the value of a Participant's Account attributable to any Company or Participating Employer contributions pursuant to Section 3.3, together with any amounts credited to the Participant's Account under Section 4.1(e) with respect to such amounts, shall be vested in the same proportion as the profit-sharing contributions made to the Participant's account in the Profit Sharing Plan or in the Participating Employer's qualified retirement plan for the corresponding plan year.

5.3 Director's 1999 Transition Retirement Plan Investments. An electing Director's 1999 Transition Retirement Benefit, together with any earnings thereon, shall be 100 percent vested at all times.


                                 ARTICLE VI
                                DISTRIBUTIONS

6.1     Termination of Service Due to Retirement, Disability or Death

       (a) Distribution Event. If a Participant's Service terminates as a result of Retirement, long-term disability (as defined in the Company's or Participating Employer's long-term disability plan for its employees) or death, and provided that such Participant does not return to Service prior to the Payment Commencement Date, the Participant's Distributable Amount shall be paid in the form specified in 6.1(b).

       (b)   Form of Payment.

             (1)   Default Form of Payment.   Payment of the Distributable
             Amount will be made to the Participant (and after his or her death to his or her Beneficiary) in substantially equal quarterly installments over 15 years beginning on the





             Participant's Payment Commencement Date. If the Participant's Distributable Amount is paid in installments, the Participant's Account value shall continue to be adjusted for investment returns pursuant to Section 4.1(e) of the Plan, and the installment amount shall be adjusted as of each December 31 for installments payable in the following year to reflect gains and losses until all amounts credited to the Participant's Account under the Plan have been distributed. The Participant may change the default form of payment only in accordance with
             Section 6.1(b)(2), (b)(3) and (b)(4).

             (2) Optional Forms of Payment. In lieu of quarterly installments over 15 years, a Participant may elect a single cash lump sum payment or quarterly installments over five or 10 years. The election must be made during an Election Period under the Plan and will apply to the entire amount of Compensation that is subject to the Participant's deferral election for that Election Period, as well as any Long Term Incentive Payments or Company or Participating Employer Contributions credited to the Participant's Account during that
             same Plan Year.   A separate optional form of payment may be
             elected at each Election Period during the Participant's participation in the Plan. If the Participant fails to elect an optional form of payment at any given Election Period, then the form of payment specified in the most recent Election Period shall apply to all subsequent amounts deferred under the Plan, until a different election is made at a subsequent Election Period. Once an optional form of payment has been elected with respect to amounts deferred for a Plan Year, the Participant can change the optional form of payment only in accordance with 6.1(b)(3) or 6.1(b)(4).

             (3) Change in Form After 2005. A Participant may change his or her form of distribution under this subsection 6.1(b) in a Plan Year beginning after 2005, provided that:

                   (A) his or her change is filed with the Retirement Committee at least twelve months prior to his or her Payment Commencement Date; and

                   (B) the first payment made under the newly elected form of payment cannot be made sooner than five years after the Payment Commencement Date for the form of payment that the Participant has elected to change. For purposes of this subsection, the Payment Commencement Date for a series of installment payments is treated as the date on which the first of such installment payments would be made under the terms of this Plan.

             (4) Change in Form During 2005. During the 2005 Plan Year only, a Participant may change his or her form of distribution under this subsection 6.1(b), provided that his or her change is filed with the Retirement Committee at least one year prior to his or her Payment Commencement Date.

             (5) Small Benefit Amounts. Notwithstanding the foregoing distribution provisions of 6.1(a), if the Participant's Distributable Amount is $25,000 or less, the Distributable Amount shall automatically be distributed in the form of a cash lump sum as soon as administratively practicable after the Participant's Payment Commencement Date.

             (6) Section 162(m). Amounts payable pursuant to this subsection 6.1(b) shall be subject to the limitation on payout under Section 6.6.

             (7) Death While Receiving Benefits. If the Participant is in pay status at the time of death, the Beneficiary shall be paid the remaining quarterly installments as they come due.

       (c) Director's 1999 Transition Retirement Plan Distribution. Notwithstanding the foregoing distribution provisions with respect to a Participant's other Accounts, an electing Director's 1999 Transition Retirement Benefit and Company Stock subaccounts, shall be paid to such Director (or his or her designated beneficiary) in a single lump sum distribution upon the Director's Retirement, long-term disability or death. Distributions of such subaccounts shall be made in shares of Company Stock.

6.2 Termination of Service For Reasons Other Than Retirement, Disability, or Death. In the case of a Participant whose Service terminates for any reason other then Retirement, long-term disability, or death, the Participant's distribution elections shall be disregarded, and the Distributable Amount shall be paid to the Participant in the form of a single cash lump sum as soon as practicable after the Participant's Payment Commencement Date, provided that no such distribution shall occur in the event the Participant returns to Service prior to the Payment Commencement Date.

6.3     Scheduled Withdrawals

        (a) Timing. At any Election Period, a Participant may, in connection with his or her election to defer Compensation, specify a withdrawal date (a "Scheduled Withdrawal") for all of his or her Compensation deferred pursuant to the election made during the Election Period. A Participant's Scheduled Withdrawal election must specify a Scheduled Withdrawal date that is on a December 31 at least three years after the date the election is received by the Company.

        (b) Procedure. The election to take a Scheduled Withdrawal shall be made by filing a form provided by and filed with the Retirement Committee.

        (c) Amount Distributable. The amount payable to a Participant in connection with a Scheduled Withdrawal shall in all cases be 100 percent of the deferred Compensation that is subject to the Participant's Scheduled Withdrawal election for the applicable Election Period, together with any earnings credited to such deferred Compensation amounts pursuant to Section 4.1(e), determined as of the Scheduled Withdrawal date, provided that no portion of the Account attributable to Company or Participating Employer contributions described in Section 3.3, if any, shall be eligible for Scheduled Withdrawal.

        (d) Postponement. A Participant may, at least one year prior to a Scheduled Withdrawal date, revoke his or her Scheduled Withdrawal election in favor of a later Scheduled Withdrawal date that is at least five years later, provided that a Participant may not postpone a Scheduled Withdrawal more than twice. The five-year minimum postponement period does not apply to postponement elections made on or before December 31, 2005.

        (e) Form. Subject to Section 6.6, payment of a Scheduled Withdrawal shall be made in a single lump sum as soon as administratively practicable after the Scheduled Withdrawal date.

        (f) Effect of Termination of Service. A Participant's Scheduled Withdrawal election shall become void and of no effect upon termination of the Participant's Service for any reason before the Participant's Scheduled Withdrawal date. In such event, the distribution provisions of Section 6.1 or 6.2 (as applicable) shall apply.

6.4     Unscheduled Withdrawals Due to Financial Emergency

        (a) Standard. Participants may request a withdrawal of amounts attributable to Compensation deferrals prior to the time such amounts would otherwise be distributed under this Plan only upon demonstrating to the satisfaction of the Retirement Committee that the Participant has experienced an unforeseeable financial emergency. For purposes of this section, an unforeseeable financial emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or the Participant's tax dependent(s), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant's control.

        (b) Procedure. The election to take an Unscheduled Withdrawal shall be made by filing a form provided by and filed with the Retirement Committee. Upon receiving an Unscheduled Withdrawal request, the Retirement Committee shall determine, in its discretion as applied in a uniform and nondiscriminatory manner, whether to permit any such Unscheduled Withdrawal and the amount, if any, to be withdrawn.

        (c) Amount. The amount distributed for an Unscheduled Withdrawal shall be limited to the amount necessary to satisfy the financial emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the financial emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets.

        (d) Suspension of Participation. If a Participant receives an Unscheduled Withdrawal, the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year in which the Unscheduled Withdrawal occurs.

        (e) Partial Unscheduled Withdrawals. An Unscheduled Withdrawal pursuant to this Section 6.4 of less than the Participant's total Account shall be made pro rata from his or her assumed investments according to the balances in such investments as of the Valuation Date for Unscheduled Withdrawals. Payment of the approved Unscheduled Withdrawal amount shall be made in a single cash lump sum as soon as administratively practicable after the Unscheduled Withdrawal election is approved by the Retirement Committee.

6.5     Change of Control

Notwithstanding anything in this Article 6 to the contrary, including, but not limited to, Section 6.6 below, the Distributable Amount shall be paid to each Participant, or to the Beneficiary of each deceased Participant, within 30 days after the date of a Change of Control. Such amount shall be paid in such form as elected by the Participant with respect to a distribution by reason of the Participant's Retirement or, if no such election has been filed, in a lump sum.

6.6     Section 162(m) Limitation

If the Retirement Committee determines in good faith prior to a Change of Control that there is a reasonable likelihood that all or any portion of any payment of benefits under this Article 6 to a Participant would not be deductible for federal income tax purposes by the Company or a Participating Employer because of a limitation on the total amount of the Participant's deductible compensation from the Company or the Participating Employer, including any other such compensation already paid to the Participant earlier in the same fiscal year of the Company or Participating Employer, the following shall apply:

        (a) Deferred Payment. Payment of the non-deductible amount shall be deferred until the first day of the following fiscal year of the Company or Participating Employer that employs the Participant.

        (b)   Additional Deferral.  If the amount deferred under subsection
        (a) would exceed the limitation of the total amount of the Participant's deductible compensation from the Company or Participating Employer for the following fiscal year, the excess shall be deferred to the first day of the succeeding fiscal year in which the deductibility of compensation paid or payable to the Participant will not be so limited, subject to subsection (c).

        (c) Limit on Deferral. In no event shall any payment be deferred under this Section 6.6 more than three years from the date scheduled for payment under this Section 6.

        (d) Investment Returns. Adjustment for earnings shall continue to be applied under Section 4.1(e) during the period of deferral under this Section 6.6.

6.7     Inability To Locate Participant

In the event that the Retirement Committee is unable to locate a Participant or Beneficiary within two years following the Participant's Distribution Event, the amount allocated to the Participant's Account shall be conditionally forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or earnings from the date of the conditional forfeiture.


                                    ARTICLE VII
                                   ADMINISTRATION

7.1     Retirement Committee

A Retirement Committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Retirement Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Retirement Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Retirement Committee shall be filled promptly by the Board.

7.2     Retirement Committee Action

A majority of the members of the Retirement Committee at the time in office shall constitute a quorum for the transaction of business at all meetings. The Retirement Committee shall act at meetings at which a quorum of members is present by affirmative vote of a simple majority of the members present. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Retirement Committee and such written consent is filed with the minutes of the proceedings of the Retirement Committee. A member of the Retirement Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman or any other member or members of the Retirement Committee designated by the chairman may execute any certificate or other written direction on behalf of the Retirement Committee.

7.3     Powers and Duties of the Retirement Committee

        (a) General. The Retirement Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

             (1) To select the funds to be the investment Funds in accordance with Section 3.5 hereof;
             (2) To construe and interpret the terms and provisions of this Plan;
             (3) To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;
             (4) To provide periodic statements of Account to Participants and Beneficiaries;




             (5) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Trust assets;
             (6) To maintain all records that may be necessary for the administration of the Plan;
             (7) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
             (8) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms of this Plan document;
             (9) To appoint and retain legal counsel to assist the Retirement Committee in carrying out the administration of the Plan; and
             (10) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Retirement Committee may from time to time prescribe.

        (b) Corrective Action. In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the U.S. Department of Labor, the Retirement Committee shall take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of all Participants.

        (c) Construction and Interpretation. The Retirement Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company, the Participating Employers, and any Participant or Beneficiary. The Retirement Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

        (d) Information. To enable the Retirement Committee to perform its functions, the Company and Participating Employers shall supply full and timely information to the Retirement Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Retirement Committee may reasonably require. The Retirement Committee is entitled to rely on the accuracy of all such information provided.

        (e) Compensation, Expenses and Indemnity. The members of the Retirement Committee shall serve without compensation for their services in connection with Plan administration. Expenses and fees in connection with the administration of the Plan shall be paid by the Company. To the extent permitted by applicable state law, the Company and Participating Employers shall indemnify and save harmless the Retirement Committee and each member thereof, the Board, and any delegate of the Retirement Committee who is an employee of the Company or a Participating Employer, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of bad faith or willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or a Participating Employer or provided by the Company or a Participating Employer under any bylaw, agreement or otherwise, to the extent such indemnities are permitted under state law.

7.4     Trustee Duties

The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement. The Trustee shall not be liable for any failure by the Company to provide contributions sufficient to pay all accrued benefits under the Plan in accordance with the terms of this Plan.

7.5     Company Duties

While the Plan remains in effect, the Company shall make contributions to the Trust Fund at least once each quarter. As soon as practicable after the close of each Plan quarter, the Company shall make an additional contribution to the Trust Fund to the extent that previous contributions to the Trust Fund for the current Plan quarter are less than the total of the Compensation deferrals made by each Participant plus Company or Participating Employer contributions, if any, accrued as of the close of the current Plan quarter.


                               ARTICLE VIII
                              CLAIMS PROCEDURE

8.1     Submission of Claim

Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or any person claiming through the Participant ("Claiming Party"), shall make a written request for benefits under this Plan, mailed or delivered to the Retirement Committee. Such claim shall be reviewed by the Retirement Committee or its delegate.


8.2     Denial of Claim

If a claim for payment of benefits is denied in full or in part, the Retirement Committee or its delegate shall provide a written notice to the Claiming Party within ninety (90) days setting forth: (a) the specific reasons for denial; (b) any additional material or information necessary to perfect the claim; (c) an explanation of why such material or information is necessary; and (d) an explanation of the steps to be taken for a review of the denial. A claim shall be deemed denied if the Retirement Committee or its delegate does not take any action within the ninety (90) day period for making an initial claim decision.







8.3     Review of Denied Claim

If the Claiming Party desires review of a denied claim, the Claiming Party shall notify the Retirement Committee or its delegate in writing within sixty
(60) days after receipt of the written notice of denial. As part of such written request, the Claiming Party may request a review of the Plan document or other pertinent documents, may submit any written issues and comments, and may request an extension of time for such written submission of issues and comments.

8.4     Decision upon Review of Denied Claim

The decision on the review of the denied claim shall be rendered by the Retirement Committee or its delegate (which may include a review subcommittee) within sixty (60) days after receipt of the request for review. The decision shall be in writing and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based. With prior notice to the Claiming Party, the reviewing authority may invoke an extension of 60 additional days to review the claim.


                              ARTICLE IX
                             MISCELLANEOUS

9.1     Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company or any Participating Employer. No assets of the Company or a Participating Employer shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's and Participating Employers' assets shall be, and remain, the general unpledged, unrestricted assets of the Company or Participating Employers, as applicable. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2     Restriction Against Assignment

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant's Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Retirement Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Retirement Committee shall direct.

9.3     Withholding

There shall be withheld from each payment made under the Plan all taxes, which are required to be withheld by the Company in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.


9.4     Amendment, Modification, Suspension or Termination

The Retirement Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any vested amounts allocated to a Participant's Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant's Account shall occur in accordance with Section 6.1 or 6.2, whichever is applicable, subject to earlier distribution at the discretion of the Retirement Committee to the extent that earlier distribution would not result in imposition of additional tax under Code Section 409A.

9.5     Governing Law

This Plan shall be construed, governed and administered in accordance with the laws of the State of Oregon.

9.6     Entire Agreement

This Plan document constitutes the agreement of the parties with respect to deferred compensation. Only the Retirement Committee is authorized to construe and interpret this Plan. No employee or agent of the Company or a Participating Employer is authorized to modify or amend the terms of this Plan, or to make promises or to commit the Company or Participating Employers to provide additional benefits or other benefits not expressly provided for in this Plan document. In the event of conflict between this Plan document and any other oral or written communication regarding the Plan, this Plan document shall be controlling.

9.7     Receipt or Release

Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Retirement Committee, the Company, and the Participating Employers. The Retirement Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.









9.8     Payments on Behalf of Persons Under Incapacity

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Retirement Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Retirement Committee may direct that such payment be made to any person found by the Retirement Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Retirement Committee, the Company, and the Participating Employers.

9.9     No Employment Rights

Participation in this Plan shall not confer upon any person any right to be employed by the Company or a Participating Employer or any other right not expressly provided hereunder.

9.10     Headings, etc.  Not Part of Agreement

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.11     Tax Liabilities from Plan

If, due to a change in applicable law or regulations or enforcement activity by the Internal Revenue Service, all or any portion of a Participant's benefit under this Plan generates a state or federal income tax liability to the Participant prior to receipt, the provision or provisions of the Plan that would generate such taxation shall be considered null and void to the extent, and only to the extent, necessary to avoid the tax liability. If, notwithstanding the actions taken to avoid the tax liability, a tax liability is generated before a Participant is eligible to receive a Plan benefit, each affected Participant may petition the Retirement Committee for a distribution of funds sufficient to meet such liability (including additions to tax, penalties and interest). Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to that Participant's federal, state and local tax liability associated with such taxation, which liability shall be measured by using that Participant's then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. At the discretion of the Company, this distribution may or may not include an additional amount to "gross up" the tax liability distribution to include all applicable taxes on the tax liability distribution and the grossed up amount. If the petition is granted, the tax liability distribution (including gross-up) shall be made as soon as practicable after the date when the Participant's petition is granted. Such a distribution shall reduce the benefits to be paid under Article VI of the Plan.


IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 18th day of December, 2006.

                                        NIKE, INC.


                                        By:

                                        Title: